UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008

HAMPSHIRE GROUP, LIMITED
(Exact name of registrant as specified in its charter)

Delaware	000-20201	06-0967107
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1924 Pearman Dairy Road Anderson, South Carolina	29625
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 231-1200

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2008, Hampshire Group, Limited (the “Company”) and certain of its subsidiaries amended and restated its $100 million senior secured credit facility by entering into an Amended and Restated Credit Agreement and Guaranty (the “Credit Agreement”) with HSBC Bank USA, National Association (“HSBC”), other financial institutions named therein as bank parties (together with HSBC, the “Banks”), and HSBC, as Letter of Credit Issuing Bank and as Agent for the Banks.

The Credit Agreement is for a term of five years and matures on April 30, 2013. The Credit Agreement provides up to $125 million for revolving credit loans and trade letters of credit with a $10 million sub-limit for standby letters of credit. Provided the Company satisfies the applicable requirements under the Credit Agreement, the Company may, (1) on one occasion during the first year, convert up to $25 million to a term loan (the “Term Loan”) and (2) increase the amount available under the Credit Agreement up to an additional $25 million. The Term Loan must be repaid in monthly installments of principal based on a five-year amortization schedule, with the remaining balance being due at the end of the term of the Credit Agreement. The Company may also permanently reduce the amount available under the Credit Agreement. The actual amount of revolving credit (including letters of credit) available under the Credit Agreement is determined by measurements based on the Company’s cash collateral, receivables, inventory and other criteria. The Credit Agreement contains customary conditions precedent to each borrowing, including absence of defaults, no material adverse change and accuracy of representations and warranties. The Credit Agreement is available to provide working capital and the trade letters of credit will be used for the importation and purchase of inventory.

The Company, in its discretion, may prepay outstanding principal in whole or part together with accrued interest at any time. The Credit Agreement requires the Company to prepay outstanding principal and accrued interest upon certain events, including certain asset sales or receipt of insurance proceeds. The Credit Agreement also contains customary provisions that enable the Agent to accelerate payment of outstanding obligations under the Credit Agreement upon certain events, including, among others, non-payment of amounts due under the Credit Agreement, breach of a covenant, insolvency, bankruptcy, a change of control of the Company and if certain liens on the collateral securing the obligations under the Credit Agreement fail to be perfected.

The obligations under the Credit Agreement are secured by (i) a first priority security interest in certain assets of the Company and the subsidiaries of the Company that are party to the Credit Agreement, (ii) a pledge of all issued and outstanding common stock of each operating domestic subsidiary of the Company and (iii) an assignment of proceeds of insurance covering collateral.

Interest accrues on outstanding indebtedness under revolving credit loans at an annual rate equal to either: (a) HSBC’s prime rate then in effect minus one percent (1.00%) or (b) the Eurodollar Rate plus one and twenty-five hundredths percent (1.25%). Interest accrues on the Term Loan at a rate equal to the Eurodollar Rate plus one and seventy-five hundredths percent (1.75%). All interest is calculated on the basis of actual number of days outstanding in a year of 360 days. In addition, the Credit Agreement requires the Company to pay certain customary fees, costs and expenses of the Banks and the Agent.

The Credit Agreement also contains customary representations and warranties, affirmative, negative and financial covenants and events of default.

This description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

The press release announcing the closing of the Credit Agreement is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under a Off- Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Credit Agreement and Guaranty, dated as of February 15, 2008, among Hampshire Group, Limited, Hampshire Designers, Inc., Item-Eyes, Inc., SB Corporation, and Shane Hunter, Inc.; HSBC Bank USA, National Association (“HSBC”), JPMorgan Chase Bank, N.A., Israel Discount Bank of New York, Wachovia Bank, National Association, Bank Leumi USA and Sovereign Bank, as Banks; and HSBC, as Letter of Credit Issuing Bank and as Agent for the Banks.

99.1	Press Release, dated February 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By: /s/ Jonathan Norwood
       Name: Jonathan Norwood
       Title: Chief Financial Officer

Dated: February 19, 2008

Exhibit Index

Exhibit Number	Description
10.1
Amended and Restated Credit Agreement and Guaranty, dated as of February 15, 2008, among Hampshire Group, Limited, Hampshire Designers, Inc., Item-Eyes, Inc., SB Corporation, and Shane Hunter, Inc.; HSBC Bank USA, National Association (“HSBC”), JPMorgan Chase Bank, N.A., Israel Discount Bank of New York, Wachovia Bank, National Association, Bank Leumi USA and Sovereign Bank, as Banks; and HSBC, as Letter of Credit Issuing Bank and as Agent for the Banks.
99.1	Press Release, dated February 15, 2008.